Exhibit 99.1 - Press release issued October 6, 2004

28470 13 Mile Road Suite 300 Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-966-4208

DR.JOHN M. ALBERTINE NAMED CHAIRMAN OF SEMCO ENERGY, Inc.

FARMINGTON HILLS, MI, OCTOBER 5, 2004, SEMCO ENERGY, Inc. today announced the election of Dr. John M. "Jack" Albertine as Non-Executive Chairman of the Board of Directors. He succeeds John R. Hinton, who has resigned from SEMCO ENERGY’s Board of Directors effective October 1, 2004.

Mr. Hinton joined the Board in 2002 and was named chairman in 2003. He had indicated it was his intention to serve in this capacity only until the Company could divest its construction services business and put in place a new management team. As Chairman, he has now overseen both of these events.

"It has been a privilege to serve this fine company and to work with Board members who so purposefully serve the shareholders’ interest. I am confident I’m leaving SEMCO in good hands." Mr. Hinton said.

Dr. Albertine expressed appreciation for Mr. Hinton’s service. "John Hinton assumed the Chairmanship of the Company and provided the steady leadership necessary at a difficult juncture. We are grateful to him for his efforts and wish him all the best in the future."

George A. Schreiber, Jr., Company President and Chief Executive Officer, echoed Dr. Albertine’s comments. "With John’s oversight, the construction services business was sold in July, ahead of schedule, and with the additions to senior management over the summer, the Company is now poised to execute its growth strategies. John provided strong leadership for the Company during a very challenging time. His perseverance, dedication and support are most appreciated. John saw the Company through several difficult decisions. His efforts helped better position SEMCO for future success. We thank John for all he accomplished and wish him well in his future pursuits."

Dr. Albertine is Chairman and Chief Executive Officer of Albertine Enterprises, Inc., a merchant-banking firm located in Washington D.C. Since joining the SEMCO ENERGY Board in 1999, Dr. Albertine has served on the Audit Committee and as Chairman of the Finance Committee. He also serves on the board of directors of two other publicly traded companies: Intermagnetics General Corporation (NASDAQ) and K—dant (NYSE). In 2003, the Virginia Legislature appointed Dr. Albertine a Trustee of the Virginia Retirement System. He holds a PH.D in Economics from the University of Virginia.

SEMCO ENERGY, Inc. distributes natural gas to more than 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.